Exhibit 99.1
                                                 For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922

FOR IMMEDIATE RELEASE

     Rollins, Inc. Completes Acquisition of The Industrial Fumigant Company

ATLANTA, GEORGIA, October 4, 2005 - Rollins, Inc. (NYSE: ROL) a premier North American consumer and commercial services company, today announced that it has completed its acquisition of The Industrial Fumigant Company, (IFC).

Prior to the acquisition, IFC was recognized as a premier pest management company serving the Food and Commodity Industries and ranked as the 24th largest company in the industry. Based in Olathe, Kansas, the Company provides nationwide coverage through its 25 offices and 17 warehouses.

Glen Rollins, Vice President of Rollins, Inc. and President of Orkin, Inc. who, along with IFC's leadership, visited with substantially all of IFC's associates over the past month commented, "We are impressed by the broad talent of the IFC team and their enthusiasm for the business. Combining the additional resources of Rollins with IFC's greatest asset, its people, will result in enhanced service to our growing list of customers."

Rollins,  Inc. is a premier  North  America  consumer  and  commercial  services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the expected closing date for the IFC transaction and its benefit to the food industry. The actual results of the IFC transaction could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including without limitation, general economic conditions; market risk; changes in industry practices or technologies; the ability of IFC and the Company to identify and capitalize on business opportunities arising from the transaction; the Company's ability to integrate IFC into its operations; climate and weather trends; competitive factors and pricing practices; potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company's Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2004.